May 27, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read Item
 77-K of Form N-SAR
dated May 27, 2010,
 of Federated Fixed Income
Securities, Inc. and are in
agreement with the statements
contained in the ?Change
in Independent Registered
Public Accounting Firm?
letter therein. We have no
basis to agree or disagree
with other statements of
 the registrant contained therein.
/s/ Ernst & Young LLP